Exhibit 24(b)(8.173)

Ninth Amendment of PARTICIPATION Agreement

This Ninth Amendment by and among American Funds Distributors, Inc. (the “Distributor”), American Funds Service Company (the “Transfer Agent”), ING Life Insurance and Annuity Company (“ING Life”), ReliaStar Life Insurance Company (“ReliaStar”) and ReliaStar Life Insurance Company of New York (“ReliaStar New York”) (collectively, “ING”), is effective August 29, 2014.

WHEREAS, the parties have entered into a Participation Agreement, dated January 1, 2003, as amended on January 3, 2006; November 1, 2006; February 1, 2007; October 1, 2008; January 30, 2009; May 1, 2009; December 1, 2010; and February 1, 2011 (the “Agreement”);

WHEREAS, on August 29, 2014, the Funds will offer a new share class (Class R-2E) that will be available to employer-sponsored retirement plans, including the Plans; and

WHEREAS, the parties desire to amend the Agreement to include Class R-2E and certain other administrative changes;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

1.                Except as otherwise provided in this Amendment, the obligations of both ING and Transfer Agent under the Agreement, as hereby amended, now include Class R-2E.

2.                Schedule C is amended and restated in its entirety and replaced with the attached Schedule C.

3.                All other provisions of the Agreement remain in effect without change.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date above.

American FUNDS DISTRIBUTORS, INC.

By:       /s/ D. B. Rydquist

Name:  Dean B. Rydquist                                 Approved for Signature

Title:    Senior Vice President & CCO                by CRMC Legal Dept.  TYM

Date:    August 26, 2014

American FUNDS SErvIce company

By:       /s/ Vernit D. Hatcher

Name:  _ Vernit D. Hatcher                              Reviewed for signature

Title:    Vice President                                      by AFS Contract Admin.   AMR

Date:    8/21/14

ING LIFE INSURANCE AND ANNUITY COMPANY

By:       /s/ Michelle Sheiowitz

Name:  Michelle Sheiowitz

Title:    Vice President

Date:    Aug 2014

RELIASTAR LIFE INSURANCE COMPANY

By:       /s/ Michelle Sheiowitz

Name:  Michelle Sheiowitz

Title:    Vice President

Date:    Aug 2014

RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

By:       /s/ Michelle Sheiowitz

Name:  Michelle Sheiowitz

Title:    Vice President

Date:    Aug 2014

Schedule C

Fees to ING

1. Servicing Fees.

(a)        Administrative services to Contract owners and participants shall be the responsibility of ING and shall not be the responsibility of the Fund, Transfer Agent, or the Distributor. The Transfer Agent recognizes ING as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative and recordkeeping services being provided by ING under this agreement, including the Enhanced Services described in section (d) below, Transfer Agent agrees to pay ING a quarterly servicing fee at the annual rates set forth below. Transfer Agent will make such payments to ING within thirty (30) days following the end of the quarter for which such fees are payable (currently the quarters for which such fees are payable end on the last business day of January, April, July, and October). Upon each quarterly payment, Transfer Agent shall provide a statement showing the payments attributable to each omnibus account established by ING on the books of the Funds.

Share Class	Annual Rate

Class A Shares	0.xx%
Class R-1 Shares	0.xx%
Class R-2E Shares	0.xx%
Class R-2 Shares	0.xx%
Class R-3 Shares	0.xx%
Class R-4 Shares	0.xx%
Class R-5 Shares	0.xx%

(b)        Payment of an administrative/recordkeeping fee by any Fund in general or with respect to any Plan may be reduced or terminated hereunder at any time only upon written notice to ING and upon the termination or amendment of the Agreement. Payment of an administrative/recordkeeping fee may also be reduced or terminated upon the termination or modification of a Fund’s service plan or the discontinuation of sales of a Fund’s shares (or a share class thereof) or other event, in each case by action of a Fund’s Board of Directors/Trustees upon finding that such action is in the best interest of such Fund’s (or class’) shareholders.

(c)        ING shall disclose to each Plan sponsor the nature and types of revenue it receives from the Funds that it makes available to the Contracts. Upon request by a Plan sponsor, or as otherwise required by law, ING shall disclose the total revenue received from Transfer Agent or its affiliates in respect of the Plan’s investments in the Funds. ING acknowledges that AFS and its affiliates may disclose to the Plan sponsor and brokers all compensation payable to ING in connection with Plan investments in the Funds.

(d)        In respect of providing Enhanced Services, within 15 days following the end of each calendar quarter, ING shall deliver a file (in a format mutually agreed upon) that contains the following information with respect to each Plan:

         (i)              the total number of eligible employees,

(ii)              the total number of plan participants,

(iii)             the total number of investment options and American Funds investment options available in the Plan,

(iv)             the total value of Plan assets represented by all investment options and American Funds investment options as of the end of the quarter.

(v)              the plan identifier, plan state, and zip code.

(e)        ING acknowledges and agrees that Transfer Agent may discontinue making payments in respect of American Funds Money Market Fund if the fund’s investment adviser determine, in its sole discretion, that the yield on the fund’s portfolio securities does not support such payments. Transfer Agent currently intends to make these payments under the Agreement.

(f)        Transfer Agent reserves the right not to pay any fees more than six (6) months in arrears in respect of accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

2.         12b-1 Fees.

(a)        The Distributor will make payments to ING Financial Advisers, LLC according to the terms of the Selling Group Agreement between Distributor and ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.), dated June 13, 2002, as amended.